Exhibit 10.1

Deferred Compensation

Agreement Between

Lafayette Savings Bank, FSB

And

Randolph F. Williams

THIS AGREEMENT, executed and delivered on the date set forth immediately following Article V hereof, by and between Lafayette Savings Bank, FSB (the “Bank”) and Randolph F. Williams (the “Employee”),

W I T N E S S E T H:

WHEREAS, the Employee is now serving as President and Chief Executive Officer of the Bank; and

WHEREAS, the Bank desires to have the benefit of the Employee’s continued loyalty, service and leadership until his retirement; and

WHEREAS, the Bank desires to provide the Employee with the supplemental retirement benefit, to be paid upon his retirement in order to induce the Employee to remain with the Bank and to devote his highest skill and energy to the discharge of his employment duties; and

WHEREAS, the parties desire to incorporate their entire agreement in this writing;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and in further consideration of each act done pursuant hereto by either of the parties, the parties enter into the following Articles of Agreement:

ARTICLE I
DEFINITIONS

Section 1.01  Account.  The term “Account” means the account maintained for the Employee under this Agreement, which is credited in each calendar year with amounts determined pursuant to Article II of this Agreement.

Section 1.02  Administrator.  The term “Administrator” means the Board, which shall have the sole authority to manage and control the operation and administration of this Agreement.

Section 1.03  Bank.  The term “Bank” means Lafayette Savings Bank, FSB.

Section 1.04  Board.  The term “Board” means the Board of Directors of the Bank. Whenever the provisions of this Agreement require action by the Board, it may be taken by the Compensation Committee of the Board with the same force and effect as though taken by the entire Board.

Section 1.05  Change in Control.  The term “Change in Control” shall mean a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as shall be prescribed by regulations adopted by the Internal Revenue Service under Section 409A(a)(2)(v) of the Code.

Section 1.06  Code.  The term Code means the Internal Revenue Code of 1986, as amended.

Section 1.07  Compensation.  The term “compensation” shall include Employee’s base salary and bonus paid by the Bank.

Section 1.08  Effective Date.  The term “Effective Date” means October 1, 2005.

Section 1.09  Employee.  The term “Employee” means Randolph F. Williams.

Section 1.10  Plan Year.  The Term “Plan Year” means the consecutive twelve (12) month period beginning each January 1 and ending on the following December 31.

Section 1.11  Retirement Date.  The date Employee retires from employment at the Bank after attaining age sixty-five (65).

Section 1.12  Termination of Employment.  The term “Termination of Employment” means the date on which the Employee, prior to the attainment of his Retirement Date, retires, resigns or otherwise, voluntarily or involuntarily, terminates his full-time employment with the Bank. The Employee shall be deemed to have terminated his full-time employment with the Bank if he incurs a Total Disability. With respect to any benefit payable as a result of Termination of Employment, Termination of Employment shall be determined by reference to the Bank and all members of any controlled group (determined under Section 414(b) of the Internal Revenue Code of 1986, as amended (the “Code”)) or trades or businesses under common control (determined under Section 414(c) of the Code) that includes the Bank.

Section 1.13  Total Disability.  The term “Total Disability” means any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months and which (1) renders the Employee unable to engage in any substantial gainful activity or (2) entitles Employee to income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

ARTICLE II
THE ALLOCATION

Section 2.01  Allocations to the Employee’s Account.  On the Effective Date and on the last business day of the month thereafter occurring on or before the first to occur of (1) the Employee’s attainment of his Retirement Date, (2) his death or (3) his Termination of Employment, the Employer shall credit to the Employee’s Account 10% of the amount of Employee’s compensation, or such other percentage of Employee’s compensation not to exceed 20% as he shall elect to have withheld from his compensation from time to time; provided, however, excepting any initial election, a change in the amount elected by the Employee shall become effective no earlier than the first day of the calendar year following the Employee’s change of election. Amounts elected to be deferred by the Employee shall be withheld from the Employee’s compensation for the pay periods for which such compensation is paid. Each allocation under this Section 2.01 shall be deemed to have been made for purposes of computing interest under Section 2.03 of this Agreement as of the required allocation date.

Section 2.02  Amount of Employer Allocations.  As of the Effective Date, the Employer shall allocate additional amounts to the Employee’s Account at the end of each quarter (beginning with the quarter ending December 31, 2005) as matching contributions based on the amount of salary the Employee has elected to defer and have withheld under Section 2.01 during that quarter, as follows:

Date	Amount
December 31, 2005	Twenty cents ($.20) for each one dollar ($1.00) of salary deferred by the Employee, subject to a maximum of 4% of Employee’s salary for those periods.
As of the last day of each quarter thereafter during the term of this Agreement	Such amounts as Employer shall determine for a calendar year which shall be approved by the Board before the end of the preceding calendar year

Section 2.03  Allocation of Interest.  As of the end of each Plan Year, and as of the date of termination of this Agreement or payment in full of the benefits provided for hereunder, Bank shall credit the Employee’s Account, with interest, compounded annually, on the undistributed balance then held in his Account. The annual rate of interest for each Plan Year shall be equal to the highest certificate of deposit rates offered by the Bank during the year preceding the year in which the interest is to be allocated. Interest with respect to any allocations made during a Plan Year shall accrue from the date of allocation.

Section 2.04  Optional Account Investments.  In lieu of the interest credits described in Section 2.03, the Administrator, in its complete and sole discretion, may elect to invest the amounts credited to the Employee’s Account in specific investments in the name of the Employer. To the extent the Administrator makes such investments, the actual amounts credited to the Employee’s Account shall reflect the actual investment results for such investments rather than the deemed interest described in Section 2.03, and the Bank will not be obligated to pay Employee any difference between the deemed interest rate in Section 2.03 and those investment results. In making these investment decisions, the Administrator may, but is not required to, seek recommendations from the Employee as to the manner in which the Employee’s Account should be invested.

Section 2.05  Termination of this Agreement.  Either Employee or the Bank may terminate this agreement with respect to any calendar year by providing written notice to the other party hereto on or before December 1st of the preceding calendar year.

ARTICLE III
BENEFITS

Section 3.01  Death Benefits.  Upon the death of the Employee prior to the attainment of his Retirement Date or prior to his Termination of Employment, his beneficiary, if living, or his contingent beneficiaries, if not, as determined pursuant to Section 4.03 of this Agreement, shall receive in a single lump sum cash payment the balance held in the deceased Employee’s Account on the date of Employee’s death. In the absence of any such designation or if the designated or contingent beneficiary is not living at the death of the Employee, the Account balance shall be paid in a lump sum to the Employee’s spouse, if any, or, if none, to his estate. The lump sum payment shall be paid within sixty (60) calendar days after the Employee’s death.

Section 3.02  Retirement, Prior Termination of Employment, or Change in Control.  Upon the Employee’s retirement after he attains his Retirement Date or upon his earlier Termination of Employment or at the Bank’s direction upon a Change in Control, he shall receive a cash payment of the balance in his Account at the time of his retirement or his earlier Termination of Employment, or an earlier Change in Control. The Account balance shall be paid in substantially equal monthly installments over a term of five (5) years commencing no later than sixty (60) calendar days after he retires after attaining his Retirement Date or after his earlier Termination of Employment, or after an earlier Change in Control; provided, however, that if Employee is a “key employee” (within the meaning of Section 416(i) of the Code without regard to paragraph (5) thereof) of a corporation whose stock is publicly traded on an established securities market or otherwise, within the meaning of Section 409A(a)(2)(B)(i) of the Code, such payments may not commence any earlier than the earlier of a date which is six months after the Employee’s separation from service or the date of Employee’s death.

Section 3.03  Death After Payments Commence.  If Employee dies prior to receiving any or all of the monthly installments contemplated by Section 3.02 of this Article III, the Account balance not yet paid to Employee shall be paid in a lump sum within sixty (60) calendar days after the Employee’s death to his designated beneficiaries, if living, or to his contingent beneficiaries, if not living. In the absence of any such designation or if the designated or contingent beneficiary is not living at the death of the Employee, the Account balance shall be paid in a lump sum to the Employee’s spouse, if any, or, if none, to his estate. Such payment shall be made within sixty (60) calendar days after the Employee’s death.

Section 3.04  Continued Interest or Earnings Accrual.  Amounts appropriated under this Agreement pending distribution shall continue to accrue interest or earnings at the rate and in the manner prescribed by Section 2.03 or 2.04 of Article II hereof.

ARTICLE IV
ADMINISTRATION

Section 4.01  Delegation of Responsibility.  The Administrator may delegate duties involved in the administration of this Agreement to the Compensation Committee of the Board. However, the ultimate responsibility for the administration of this Agreement shall remain with the Administrator.

Section 4.02  Payment of Benefits.  The amounts allocated to the Employee’s Account and payable as benefits under this Agreement shall be paid solely from the general assets of the Bank. The Employee shall not have any interest in any specific assets of the Bank under the terms of this Agreement. This Agreement shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between the Employee and the Bank.

Section 4.03  Designation of Beneficiaries.  The Employee shall designate in a writing filed with the Secretary of the Bank a beneficiary and a contingent beneficiary to whom death benefits or any unpaid benefits due hereunder at the date of the Employee’s death shall be paid.

ARTICLE V
MISCELLANEOUS

     Section 5.01  Amendment of Agreement.  This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by the parties.

Section 5.02  Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, the Bank, its successors and assigns, and the Employee, his heirs, legatees and personal representatives.

Section 5.03  Non-Alienation.  The Employee and his beneficiary, as determined pursuant to Section 4.03 of this Agreement, shall not have any right to anticipate, alienate or assign any rights under this Agreement, and any effort to do so shall be null and void. The monthly benefits payable under this Agreement shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent permitted by law.

Section 5.04  Choice of Law.  This Agreement shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana.

Section 5.05  Waiver.  Failure of any party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time.

Section 5.06  Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered to the party to whom notice should be given at the addresses set forth below (or at such other address for a party as shall be specified by notice given pursuant hereto):

Bank:	Lafayette Savings Bank, FSB
101 Main Street
P.O. Box 1628
Lafayette, IN 47902

Employee:	Randolph F. Williams
3611 Chancellor Way
West Lafayette, IN 47906

Section 5.07  Unenforceability.  If any provision of this Agreement is deemed invalid or unenforceable, the remaining provisions shall remain in effect, unless modified by the administrator with the consent of Employee.

Section 5.08  Headings.  The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

Section 5.09  Duration of this Agreement.  This Agreement shall automatically terminate at the date on which the balance of the Employee’s Account has been distributed pursuant to the terms of this Agreement.

Section 5.10  No Employment Contract.  This Agreement shall not be construed as an agreement, consideration or inducement of employment or as affecting in any manner the rights or obligations of the Bank or of the Employee to continue or to terminate the employment relationship at any time.

IN WITNESS WHEREOF, the Bank and Employee have caused this Agreement to be executed as of this 29th day of September, 2005.

LAFAYETTE SAVINGS BANK, FSB

By:	/s/ Mariellen M. Neudeck
“Bank”

/s/ Randolph F. Williams
Randolph F. Williams, Employee

“Employee”